POWER OF ATTORNEY




     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, an Officer of United Parcel Service, Inc. ("UPS") hereby makes, designates, constitutes and appoints Robert S. Shaw as the undersigned's true and lawful attorney-in-fact and agent, with full power and authority to act in connection with the preparation and filing with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, of all reports, forms and amendments to such reports and forms required to be filed thereunder, including the Form 3 Initial Statement of Beneficial Ownership, the Form 4 statement of changes of beneficial ownership of securities and the Form 5 Annual Statement of Changes in Beneficial Ownership, plus any other forms adopted from time to time by the Securities and Exchange Commission pursuant to Section 16(a).

     Such attorney-in-fact and agent is also hereby granted full power and authority, on behalf of and in the name, place and stead of the undersigned, to execute and deliver all such reports, forms and amendments to such reports and forms, and to execute and deliver any and all such other documents, and to take such further action as he deems appropriate. The powers and authorities granted herein to such attorney-in-fact and agent also includes the full right, power and authority to effect necessary or appropriate substitutions or revocations. The undersigned hereby ratifies, confirms, and adopts, as his own act and deed, all action lawfully taken by such attorney-in-fact and agent, pursuant to the power and authorities herein granted.

IN WITNESS WHEREOF, the undersigned has executed this document as of the 9th day
of January, 2009              .





                                                       Myron A. Gray

                                                 Name: Myron A. Gray